EXHIBIT 99.2

MATTHEWS, N.C., Sept. 22, 2005 -- Portrait Corporation of America, Inc. ("PCA") announced today that Don Norsworthy, Executive Vice President and Chief Financial Officer, has resigned his position effective yesterday. William J. Billiard ("Jody"), existing Senior Vice President and Corporate Controller, has been named interim Chief Financial Officer, effective immediately. Mr. Norsworthy joined PCA in November, 1999.

Barry Feld, Chairman of the Board and Chief Executive Officer, stated, "Don Norsworthy has contributed a great deal to PCA during his tenure at our company. He has developed a very capable financial team that will ensure continuity and an orderly transition as our company assesses our options for this position. We appreciate his contributions and wish him well in his future endeavors."

Mr. Norsworthy commented, "I appreciate all of the opportunities that PCA has offered me since coming on board in 1999. Jody Billiard has worked very closely with me since joining the company in 2001 and has previous experience as a CFO. I wish Jody and the entire management team at PCA the best of success as they position the Company to move forward."

About Portrait Corporation of America, Inc.
PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider in Wal-Mart Stores, Inc. As of July 31, 2005, PCA operated 2,472 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 1,000 additional Wal-Mart store locations in the United States. PCA also serves other retailers and sales channels with professional portrait photography services.

Forward-Looking Statements
Certain statements may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Although PCA believes the statements are reasonable, it can give no assurance that such expectations will prove correct. PCA cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.